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                                  EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

               HARVEY ENTERTAINMENT APPROVES $17 MILLION FINANCING
              AND PERMANENT MANAGEMENT TEAM LED BY ROGER A. BURLAGE


LOS ANGELES, CA (April 8, 1999) - The Harvey Entertainment Company (NASDAQ:HRVY) announced today that it has entered into a definitive Stock Purchase Agreement with Roger A. Burlage, Michael R. Burns and Paul Guez, Ken Slutsky and The Kushner-Locke Company (NASDAQ:KLOC) pursuant to which (i) Harvey will receive $11.5 million in cash and $5.5 million in common stock of Kushner-Locke in consideration for newly-issued shares of Harvey's Series A Convertible Preferred Stock and (ii) Roger A. Burlage, a senior entertainment industry executive with over 20 years experience, will join Harvey to lead a new permanent management team. Mr. Burlage is the former Chairman and Chief Executive Officer of LIVE Entertainment Inc. which at the time was a public company with $150 million in revenues, specializing in the production, marketing and distribution of filmed entertainment in worldwide markets. Separately, Harvey reported today its financial results for the fourth-quarter and year-ended December 31, 1998.

The shares of preferred stock to be issued pursuant to the transaction will bear dividends at 7% per annum, payable in cash or in kind at the Company's option, and will be convertible into Harvey common stock at a conversion price of $6.75 per share, subject to customary anti-dilution provisions. In addition, warrants have been granted to purchase Harvey common stock in three separate 800,000-share tranches, exercisable at $9.00, $11.00 and $12.00 per share, respectively. The warrants will be divided between the members of the investment group and Mr. Burlage and the new management team. The holders of the preferred stock will have the right as a separate class to elect two members of an expanded five-person Harvey Board of Directors. Joining current Board members Michael Doherty and Gary Gray will be the new CEO Roger Burlage and another party to be designated by the investor group.

The Board of Directors of Harvey has approved the transaction and determined that the transaction is in the best interests of the Company and its shareholders. In reaching this conclusion, The Board of Directors relied, in part, upon the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, Harvey's financial advisors, that the consideration to be paid to Harvey is fair from a financial point of view.

The completion of the transaction, which is expected as promptly as practicable after April 19, 1999, remains subject to satisfaction or waiver of a number of conditions, including obtaining an exception to any applicable shareholder approval requirements under the Nasdaq Stock Market listing rules and various customary conditions. Prior to closing, it is contemplated that the principal investors will arrange for additional investors to participate in the transaction. The principal investors have deposited $750,000 in escrow which Harvey will retain as liquidated

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damages in the event the principal investors do not deliver the entire financing or otherwise breach their obligations under the Stock Purchase Agreement.

Commenting on the investment and his future management role at the Company, Roger A. Burlage, stated, "We were attracted to Harvey Entertainment because of its significant portfolio of world-renown character assets which have achieved very impressive sales and box-office performance in several entertainment outlets. Beyond its core activities, we also envision using Harvey as a platform for expanding into other entertainment opportunities. Given the broadening scope of entertainment, new media and licensing opportunities, the investor group and I are quite confident in the future prospects for Harvey Entertainment, as evidenced by our investment and its terms."

Gary Gray, Chairman of the Board of the Company, stated, "After a full and complete review of strategic alternatives over the last six months, we are pleased to have reached agreement to bring Roger Burlage and his management team on board, backed by a substantial equity infusion. Mr. Burlage and his team share our excitement in the opportunities to exploit Harvey's proprietary characters and are committed to help the Company achieve its potential as a significant independent entertainment company."

In addition to his tenure at LIVE Entertainment, Inc., Mr. Burlage also served as President and Chief Executive Officer for entertainment distribution and home video company, Trimark Holdings, Inc., where he oversaw a nearly three-fold revenue increase over a four-year period. He also was a founding executive and served for five years as President and Chief Operating Officer of New World Entertainment. While at New World, sales rose from $8 million in the first nine months to approximately $400 million, five years later.

The Harvey Entertainment Company is engaged in the management and exploitation of its proprietary branded characters through merchandising and filmed entertainment, which includes theatrical, home video and television. The Harvey Classic Characters Brands include Casper, the Friendly Ghost, Fatso, Stinkie and Stretch (the Ghost Trio), Richie Rich, Baby Huey, Hot Stuff, Little Audrey, Wendy the Good Little Witch and many others. For more information on The Harvey Entertainment Company, visit the Company's website at http://www.harvey.com.

The press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that the agreed upon transaction will not be consummated, the need for permanent senior management, the need to secure financing for the Company's existing production activities as well as to implement the proposed business plan, the success of the Company's expansion strategy and risks of the Company's merchandising, home video, and filmed entertainment activities, the management of growth, fluctuations in quarterly and annual operating results, the release of filmed entertainment products, the risk that the pursuit by the Company of strategic alternatives will not be successful and other risks most recently outlined in the Company's filings with the Securities and Exchange Commission. Actual results may differ materially from management expectations.


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
CONTACT:                                David Collins
Michael Doherty                         Jaffoni & Collins Incorporated
The Harvey Entertainment Company        212/835-8500 or hrvy@jcir.com
310/395-5960


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